Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Mitch Massey, SVP
805-239-5250 ext. 281
mmassey@heritageoaksbank.com

Heritage Oaks Bank Promotes Mark Stasinis To EVP,

Southern Regional Manager

(Paso Robles, CA) – January 17, 2006 - Heritage Oaks Bank is pleased to announce the promotion of Mark Stasinis to Executive Vice president, Southern Regional Manager.

Stasinis will over see the bank’s lending function in the Southern Region, which encompasses the San Luis Obispo, Morro Bay, Arroyo Grande and Santa Maria markets.

Stasinis joined Heritage Oaks Bank in 1996 as a Senior Vice President/Commercial Lending Officer.  He has been instrumental in the bank’s loan and deposit growth for the San Luis and Arroyo Grande markets.

Stasinis graduated as an Economics major from the University of Santa Barbara in 1972 and then went on to receive his MBA from Pepperdine University in 1977.  In 2001 he received his Professional Masters of Banking degree from Louisiana State University.

Stasinis is a present board member of the Arroyo Grande Chamber of Commerce along with serving on the boards of the Economic and Legislative Activity and Public Safety Committee’s of San Luis Obispo County.

Dedicated to serving our community for 23 years, Heritage Oaks Bank opened its first door in 1983 in downtown Paso Robles.  In 1994, Heritage Oaks Bancorp was formed.  We are One Bank, One Team serving our clients with eleven locations throughout San Luis Obispo and Northern Santa Barbara Counties.

Heritage Oaks Bank is a member of the Federal Deposit Insurance Corporation and Equal Housing Lender.

Note: Transmitted on PrimeZone on January 17, 2006 at 6:30 am PST.